Kraton Performance Polymers, Inc. Announces Second Quarter 2012 Results

HOUSTON, July 31, 2012 /PRNewswire/ -- Kraton Performance Polymers, Inc. (NYSE: KRA), a leading global producer of styrenic block copolymers, announces financial results for the quarter ended June 30, 2012.

2012 SECOND QUARTER HIGHLIGHTS

  Sales volume was 77 kilotons, compared to 82 kilotons in the second quarter 2011
  Sales revenues decreased 3% year-on-year to $376 million, including a $26 million decline from changes in foreign currency
  Net income was $12 million in the second quarter 2012, compared to net income of $47 million in the second quarter 2011
  Net income was $0.38 per diluted share in the second quarter 2012, compared to $1.44 in the second quarter 2011
  Adjusted EBITDA(1)  was $45 million, compared to $74 million in the second quarter 2011.  Adjusted EBITDA includes a FIFO benefit(1) of $14 million in the second quarter 2012 and a FIFO benefit of $50 million in the second quarter 2011
  Net cash provided by operating activities was $13 million in the second quarter of 2012, compared to $58 million in the second quarter of 2011

"Despite record first quarter 2012 sales volume and revenue, our sales volume in the second quarter was impacted by a number of factors including a late start to the North American paving season, wet weather in Europe, which had an adverse effect on roofing activity, continued volatility in raw material prices, which was reflected in purchase and inventory management activity by our customers, and slowing global demand across many regions and markets we serve. Nevertheless, our sales volume for the first half of 2012 was up 2% compared to the first half of 2011," said Kevin M. Fogarty, Kraton's President and Chief Executive Officer. "Of note in the second quarter were very robust sales in our Cariflex end use, serving medical applications, and volume increases in lubricant additive and oil gels applications within our Adhesive, Sealant, and Coatings end use. Innovation results continued to demonstrate we have the right strategy to combat general market headwinds. Specifically, our Vitality Index reflected that innovation-based sales were 13% of revenue for the trailing twelve month period ended June 30, 2012, as compared to 14% for the twelve months ending June 30, 2011. The consistency with which we apply this key operating metric dictates that we roll sales out of the calculation after five years. However, if we were to include the sales that rolled off during the TTM period, which still carry a margin premium, the Vitality Index would have been 17% for the twelve months ending June 2012," Fogarty added. "Lastly, although our second quarter 2012 unit margins benefited from price increases, announced in the first quarter, monomer prices continued to rise significantly through April, declined modestly in May, and then dropped significantly in June, resulting in average pricing for key monomers being higher in the second quarter 2012 than in the first quarter, and this served to limit margin expansion," said Fogarty. "More recently, following another sharp monomer price decline in July 2012, and based upon existing demand fundamentals, we believe that pricing for key monomers such as butadiene will remain relatively stable through the third quarter 2012, which in turn should return confidence to customers who had been focused on minimizing inventory levels in declining monomer environments."

	Three Months Ended June 30,		Six Months Ended June 30,
(US $ in thousands, except per share amounts)	2012	2011	2012	2011
Revenues	$ 375,756	$ 386,428	$ 784,069	$ 731,256
Adjusted EBITDA(1)	$ 45,014	$ 74,199	$ 87,975	$ 130,217
Net income (2)	$ 12,407	$ 46,977	$ 28,760	$ 68,854
Net income per diluted share(2)	$ 0.38	$ 1.44	$ 0.89	$ 2.12
Net cash provided by operating activities	$ 12,662	$ 58,380	$ 68,738	$ 14,243

(1)

Adjusted EBITDA is EBITDA excluding income related to a settlement with LyondellBasell (LBI), charges associated with resolution of a property tax dispute in France, storm related charges, restructuring and related charges, non-cash compensation expenses and loss on the extinguishment of debt.  A reconciliation of Adjusted EBITDA to Net Income is included in the accompanying financial tables. We use the first-in, first out (FIFO) basis of accounting for inventory and cost of goods sold, and therefore for gross profit and Adjusted EBITDA. In periods of raw material price volatility, reported results under FIFO will differ from what the results would have been if cost of goods sold were based on estimated current replacement cost (ECRC). Specifically, in periods of rising raw material costs, reported gross profit and Adjusted EBITDA will be higher under FIFO than under ECRC.  Conversely, in periods of declining raw material costs, reported gross profit and Adjusted EBITDA will be lower under FIFO than under ECRC. In recognition of the fact that movements in the cost of raw materials affect our results of operations, we provide the spread between FIFO and ECRC.  Our reported gross profit and Adjusted EBITDA under FIFO were approximately $14.0 million and $49.8 million higher than they would have been under ECRC for the second quarter 2012 and 2011, respectively, and $17.3 million and $70.9 million higher for the six months ended June 30, 2012 and 2011, respectively.

(2)

Net income for the three months ended June 30, 2012 includes charges of approximately $2.6 million, net of tax, associated with storm related charges and restructuring and related charges that decreased our diluted earnings per share by $0.08.  In addition, the impact of the release of our valuation allowance increased our diluted earnings per share by $0.01 and $0.17 for the three months ended June 30, 2012 and 2011, respectively.  Net income for the six months ended June 30, 2102 includes charges of approximately $2.0 million, net of tax, associated with the storm related charges, restructuring and related charges, LBI settlement, a property tax dispute in France, and costs associated with our March 2012 offering that decreased our diluted earnings per share by $0.06.  Net income for the six months ended June 30, 2011 includes charges of approximately $9.5 million, net of tax, or $0.30 per diluted share associated with restructuring and related charges, costs associated with debt refinancing, costs associated with a secondary public offering of our common stock and charges associated with evaluating acquisition transactions.  In addition, the impact of the release of our valuation allowance increased our diluted earnings per share by $0.01 and $0.26 for the six months ended June 30, 2012 and 2011.

2Q 2012 VERSUS 2Q 2011 RESULTS

Sales revenues in the second quarter 2012 were $375.8 million, a decrease of approximately $10.6 million or 2.7% compared to the second quarter 2011. The decrease was largely due to decreased sales volumes of $20.7 million and changes in foreign currency exchange rates of $25.7 million, partially offset by global product sales price increases of $35.6 million. Sales volume in the second quarter 2012 was 77.2 kilotons, a decrease of approximately 6.2%, compared to the second quarter 2011.

Adjusted EBITDA in the second quarter 2012 was $45.0 million, or 12.0% of revenue, compared to $74.2 million, or 19.2% of revenue in the second quarter 2011. Adjusted EBITDA in the second quarter of 2012 and 2011 under FIFO were higher than results would have been on an estimated current replacement cost basis by $14.0 million and $49.8 million, respectively.

Our effective tax rates for the three months ended June 30, 2012 and 2011 were 20.9% and 8.1%, respectively. Excluding the releases of our valuation allowance, our effective tax rates would have been 21.6% and 18.7% for the three months ended June 30, 2012 and 2011, respectively.

Second quarter 2012 net income was $12.4 million or $0.38 per diluted share, compared to the second quarter 2011 net income of $47.0 million or $1.44 per diluted share. Net income included charges of approximately $2.6 million, net of tax, associated with storm related charges and restructuring and related charges that decreased our diluted earnings per share by $0.08 for the three months ended June 30, 2012. In addition, the impact of the release of our valuation allowance increased our diluted earnings per share by $0.01 and $0.17 for the three months ended June 30, 2012 and 2011, respectively.

End Use Market Information

Advanced Materials

Sales revenue decreased $4.9 million or 4.6% to $102.2 million for the three months ended June 30, 2012 from $107.1 million for the three months ended June 30, 2011. The decline in sales revenue was primarily due to lower sales volumes in less differentiated applications, partially offset by higher average selling prices. Sales of innovation grades for PVC alternatives in medical applications increased in the second quarter 2012, compared to the second quarter 2011.

Adhesives, Sealants and Coatings

Sales revenue increased $7.8 million or 6.1% to $134.8 million for the three months ended June 30, 2012 from $127.0 million for the three months ended June 30, 2011. The increase in sales revenue was evenly attributable to increased sales volumes and prices, with notable volume increases in lubricant additive and oil gels applications. Within the Adhesives, Sealants and Coatings innovation portfolio, the second quarter 2012 saw increased sales volume in reactive SBS for printing plates, compared to the second quarter 2011.

Paving and Roofing

Sales revenue decreased $19.2 million or 15.0% to $108.6 million for the three months ended June 30, 2012 from $127.8 million for the three months ended June 30, 2011. The decrease in sales revenue was mostly driven by lower sales volumes which were principally attributable to lower paving demand in North America and lower demand for roofing products in Europe. During the second quarter we announced the first commercial sale of our highly modified asphalt (HiMA) in the United States. HiMA was used by the Oklahoma Department of Transportation in a section of Interstate 40 in Caddo County, Oklahoma.

Cariflex™

Sales revenue increased $6.5 million or 27.9% to $29.8 million for the three months ended June 30, 2012 from $23.3 million for the three months ended June 30, 2011. The increase was primarily due to higher sales volumes in medical applications. Sales volumes for isoprene rubber latex were up significantly compared to the second quarter 2011, and we continue to have a favorable outlook for the continued growth potential of our isoprene rubber and isoprene rubber latex products.

CASH FLOW

During the second quarter of 2012, net cash provided by operating activities was $12.7 million compared to net cash provided by operating activities of $58.4 million in the second quarter of 2011. Net capital expenditures in the second quarter 2012 were $14.2 million versus $19.5 million in the second quarter 2011.

RECENT DEVELOPMENTS

Monomer prices declined sharply during the end of the second quarter of 2012, and this decline has continued into July. We currently anticipate monomer prices will remain stable in the third quarter. As a result of the recent monomer price declines, primarily for butadiene and isoprene, we currently anticipate that our gross profit will be negatively impacted by a spread between FIFO and ECRC of approximately $40 million in the third quarter of 2012. This estimate is based on numerous complex and interrelated assumptions with respect to monomer costs, and ending inventory levels in the third quarter and the actual charge may be significantly different based on third quarter results.

USE OF NON-GAAP FINANCIAL MEASURES

This earnings release includes the use of both GAAP (generally accepted accounting principles) and non-GAAP financial measures. The non-GAAP financial measures are EBITDA and Adjusted EBITDA. In each case the most directly comparable GAAP financial measure is net income. A table included in this earnings release reconciles these non-GAAP financial measures with the most directly comparable GAAP financial measure.

We consider EBITDA and Adjusted EBITDA important supplemental measures of our performance and believe they are frequently used by investors, securities analysts and other interested parties in the evaluation of our performance and that of other companies in our industry. Further, management uses these measures to evaluate operating performance; our executive compensation plan bases incentive compensation payments on our EBITDA performance; and our long-term debt agreements use EBITDA (with additional adjustments) to measure our compliance with certain financial covenants, such as leverage and interest coverage. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results under GAAP in the United States. Some of these limitations include: EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments; EBITDA does not reflect changes in, or cash requirements for, our working capital needs; EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and other companies in our industry may calculate EBITDA differently from how we do, limiting its usefulness as a comparative measure. In addition, we prepare Adjusted EBITDA by adjusting EBITDA to eliminate the impact of a number of items we do not consider indicative of our on-going performance, but you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Because of these and other limitations, EBITDA and Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business.

CONFERENCE CALL AND WEBCAST INFORMATION

Kraton has scheduled a conference call on Wednesday August 1, 2012 at 9:00 a.m. (Eastern Time) to discuss second quarter 2012 financial results. Kraton invites you to listen to the conference call, which will be broadcast live over the internet at www.kraton.com, by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page.

You may also listen to the conference call by telephone by contacting the conference call operator 5 to 10 minutes prior to the scheduled start time and asking for the "Kraton Conference Call – Passcode: Earnings Call." U.S./Canada dial-in #: 888-989-5214. International dial-in #: 517-308-9285.

For those unable to listen to the live call, a replay will be available beginning at approximately 11:00 a.m. (Eastern Time) on August 1, 2012 through 11:59 p.m. Eastern Time on August 14, 2012. To hear a replay of the call over the Internet, access Kraton's Website at www.kraton.com by selecting the "Investor Relations" link at the top of the home page and then selecting "Events" from the Investor Relations menu on the Investor Relations page. To hear a telephonic replay of the call, dial 888-282-0029 and International callers dial 402-998-0514.

ABOUT KRATON

Kraton Performance Polymers, Inc., through its operating subsidiary Kraton Polymers LLC and its subsidiaries (collectively, "Kraton"), is a leading global producer of engineered polymers and one of the world's largest producers of styrenic block copolymers (SBCs), a family of products whose chemistry was pioneered by Kraton almost 50 years ago. Kraton's polymers are used in a wide range of applications, including adhesives, coatings, consumer and personal care products, sealants and lubricants, and medical, packaging, automotive, paving, roofing and footwear products. The company offers products to more than 800 customers in over 60 countries worldwide.. We manufacture products at five plants globally, including our flagship plant in Belpre, Ohio, which we believe is the most diversified SBC plant in the world, as well as plants in Germany, France, Brazil and Japan. The plant in Japan is operated by an unconsolidated manufacturing joint venture. For more information on the company, please visit www.kraton.com.

Kraton, the Kraton logo and design, and the "Giving Innovators their Edge" tagline are all trademarks of Kraton Polymers LLC.

FORWARD LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our plans, beliefs, expectations and current views with respect to, among other things, future events and financial performance. Forward-looking statements are often characterized by the use of words such as "outlook," "believes," "estimates," "expects," "projects," "may," "intends," "plans" or "anticipates," or by discussions of strategy, plans or intentions, including statements regarding our "outlook", or expectations regarding margins, and expectations regarding raw material pricing.

All forward-looking statements in this press release are made based on management's current expectations and estimates, which involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in forward-looking statements. These risks and uncertainties are more fully described in in our latest Annual Report on Form 10-K, as subsequently amended on March 8, 2012, including but not limited to "Part I, Item 1A. Risk Factors" and "Part I, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations" therein, and in our other filings with the Securities and Exchange Commission, and include, but are not limited to, risks related to: conditions in the global economy and capital markets; our reliance on LyondellBasell Industries for the provision of significant operating and other services; the failure of our raw materials suppliers to perform their obligations under long-term supply agreements, or our inability to replace or renew these agreements when they expire; limitations in the availability of raw materials we need to produce our products in the amounts or at the prices necessary for us to effectively and profitably operate our business; competition in our end-use markets, from other producers of SBCs and from producers of products that can be substituted for our products; our ability to produce and commercialize technological innovations; our ability to protect our intellectual property, on which our business is substantially dependent; the possibility that our products infringe on the intellectual property rights of others; seasonality in our business, particularly for Paving and Roofing end uses; our substantial indebtedness, which could adversely affect our financial condition and prevent us from fulfilling our obligations under the senior secured credit agreement and the senior notes; financial and operating constraints related to our indebtedness; the inherently hazardous nature of chemical manufacturing; product liability claims and other lawsuits arising from environmental damage, personal injuries or other damage associated with chemical manufacturing; political, economic and local business risks in the various countries in which we operate; health, safety and environmental laws, including laws that govern our employees' exposure to chemicals deemed harmful to humans; regulation of our company or our customers, which could affect the demand for our products or result in increased compliance costs; customs, international trade, export control, antitrust, zoning and occupancy and labor and employment laws that could require us to modify our current business practices and incur increased costs; fluctuations in currency exchange rates; our planned joint venture in Asia and whether it will materialize; our relationship with our employees; loss of key personnel or our inability to attract and retain new qualified personnel; the fact that we typically do not enter into long-term contracts with our customers; a decrease in the fair value of our pension assets, which could require us to materially increase future funding of the pension plan; Delaware law and some provisions of our organizational documents make a takeover of our company more difficult; our expectation that we will not pay dividends for the foreseeable future; our status as a holding company dependent on dividends from our subsidiaries; other risks, factors and uncertainties described in this press release and our other reports and documents; and other factors of which we are currently unaware or deem immaterial. Readers are cautioned not to place undue reliance on forward-looking statements. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update such information in light of new information or future events. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in Kraton's periodic filings with the Securities and Exchange Commission.

For Further Information:
Investors: H. Gene Shiels 281-504-4886

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Sales revenue	$ 375,756	$ 386,428	$ 784,069	$ 731,256
Cost of goods sold	302,276	278,033	635,070	536,010

Gross profit	73,480	108,395	148,999	195,246

Operating expenses:
Research and development	7,996	6,966	15,556	13,568
Selling, general and administrative	26,313	27,912	52,776	55,083
Depreciation and amortization	15,885	15,604	31,734	30,230

Total operating expenses	50,194	50,482	100,066	98,881

Loss on extinguishment of debt	0	0	0	2,985
Earnings (loss) of unconsolidated joint venture	163	(880)	300	(739)
Interest expense, net	7,773	5,915	14,472	17,096

Income before income taxes	15,676	51,118	34,761	75,545
Income tax expense	3,269	4,141	6,001	6,691

Net income	$ 12,407	$ 46,977	$ 28,760	$ 68,854

Earnings per common share:
Basic	$ 0.38	$ 1.47	$ 0.89	$ 2.16
Diluted	$ 0.38	$ 1.44	$ 0.89	$ 2.12
Weighted average common shares outstanding:
Basic	31,930	31,757	31,919	31,683
Diluted	32,172	32,339	32,209	32,271

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands, except par value)

	June 30, 2012	December 31, 2011
ASSETS

Current assets:
Cash and cash equivalents	$ 227,962	$ 88,579
Receivables, net of allowances of $507 and $549	183,734	142,696
Inventories of products	382,483	394,796
Inventories of materials and supplies	10,379	9,996
Deferred income taxes	2,272	2,140
Other current assets	27,563	27,328

Total current assets	834,393	665,535
Property, plant and equipment, less accumulated depreciation of $304,314 and $281,442	364,621	372,973
Identifiable intangible assets, less accumulated amortization of $63,013 and $58,530	63,817	66,184
Investment in unconsolidated joint venture	12,990	13,350
Debt issuance costs	12,386	11,106
Other long-term assets	24,498	24,608

Total assets	$ 1,312,705	$ 1,153,756

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of long-term debt	$ 9,375	$ 7,500
Accounts payable-trade	111,898	88,026
Other payables and accruals	49,713	51,253
Due to related party	30,770	14,311

Total current liabilities	201,756	161,090
Long-term debt, net of current portion	480,589	385,000
Deferred income taxes	4,763	6,214
Other long-term liabilities	86,422	83,658

Total liabilities	773,530	635,962

Stockholders' equity:
Preferred stock, $0.01 par value; 100,000 shares authorized; none issued
Common stock, $0.01 par value; 500,000 shares authorized; 32,240 shares issued and outstanding at June 30, 2012; 32,092 shares issued and outstanding at December 31, 2011	322	321
Additional paid in capital	351,451	347,455
Retained earnings	216,396	187,636
Accumulated other comprehensive loss	(28,994)	(17,618)

Total stockholders' equity	539,175	517,794

Total liabilities and stockholders' equity	$ 1,312,705	$ 1,153,756

KRATON PERFORMANCE POLYMERS, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited) (In thousands)

	Six months ended June 30,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$ 28,760	$ 68,854
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,734	30,230
Amortization of debt issuance costs	1,451	5,413
Loss on property, plant and equipment	415	5
Loss on extinguishment of debt	0	2,985
Earnings from unconsolidated joint venture, net of dividends received	100	1,255
Deferred income tax expense (benefit)	(502)	3,335
Share-based compensation	3,737	2,949
Decrease (increase) in:
Accounts receivable	(44,466)	(37,028)
Inventories of products, materials and supplies	7,154	(65,425)
Other assets	(848)	3,605
Increase (decrease) in:
Accounts payable-trade	24,763	6,242
Other payables and accruals	(1,004)	(5,797)
Other long-term liabilities	622	(474)
Due to related party	16,822	(1,906)

Net cash provided by operating activities	68,738	14,243

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, net of proceeds from sales	(22,548)	(35,060)
Purchase of software	(2,109)	(1,121)
Settlement of net investment hedge	2,584	0

Net cash used in investing activities	(21,803)	(36,181)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from debt	101,250	400,000
Repayment of debt	(3,750)	(389,410)
Proceeds from the exercise of stock options	260	7,865
Proceeds from insurance note payable	0	4,734
Repayment of insurance note payable	0	(4,734)
Debt issuance costs	(2,728)	(15,231)

Net cash provided by financing activities	95,032	3,224

Effect of exchange rate differences on cash	(2,584)	(6,791)

Net increase (decrease) in cash and cash equivalents	139,383	(25,505)
Cash and cash equivalents, beginning of period	88,579	92,750

Cash and cash equivalents, end of period	$ 227,962	$ 67,245

Supplemental disclosures
Cash paid during the period for income taxes, net of refunds received	$ 10,913	$ 5,744
Cash paid during the period for interest, net of capitalized interest	$ 11,050	$ 10,980

KRATON PERFORMANCE POLYMERS, INC. EBITDA AND ADJUSTED EBITDA (In thousands)
We reconcile net income to EBITDA and Adjusted EBITDA as follows:

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(in thousands)		(in thousands)
Net income	$ 12,407	$ 46,977	$ 28,760	$ 68,854
Add:
Interest expense, net	7,773	5,915	14,472	17,096
Income tax expense	3,269	4,141	6,001	6,691
Depreciation and amortization expenses	15,885	15,604	31,734	30,230

EBITDA	$ 39,334	$ 72,637	$ 80,967	$ 122,871

Add (deduct):
LBI settlement (a)	0	0	(6,819)	0
Property tax dispute - France (b)	0	0	6,211	0
Storm related charges (c)	2,817	0	2,817	0
Restructuring and related costs (d)	1,006	(93)	1,062	1,412
Non-cash compensation expense	1,857	1,655	3,737	2,949
Loss on extinguishment of debt (e)	0	0	0	2,985

Adjusted EBITDA	$ 45,014	$ 74,199	$ 87,975	$ 130,217

(a)	Reflects the benefit of the LBI settlement, which is recorded in cost of goods sold.
(b)

Reflects the charge associated with the resolution of the property tax dispute in France, of which $5,646 is recorded in cost of goods sold and $565 is recorded in selling, general, and administrative expenses.

(c)	Reflects the storm related charge which is recorded in cost of goods sold.
(d)

Restructuring and related charges includes charges related to severance expenses, fees associated with the public offering of our senior notes, secondary public offering of our common stock, consulting fees, and charges associated with evaluating acquisition transactions.

(e)	Reflects the loss on extinguishment of debt related to the refinancing of Kraton's debt in February 2011.

Restructuring and related charges discussed above were recorded in our Condensed Consolidated Statements of Income, as follows.

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
	(in thousands)			(in thousands)
Cost of goods sold	1,006	0	1,006	0
Selling, general and administrative	0	(93)	56	1,412

(Logo: http://photos.prnewswire.com/prnh/20100728/DA42514LOGO)